EXHIBIT 99

               PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
Chief  Executive Officer                        904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2006.

Jacksonville, Florida; August 14, 2006 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,844,000 or $0.59 per diluted share in the third quarter of fiscal 2006, a decrease of $296,000 or 13.8% compared to $2,140,000 or $0.70 per diluted share in the same period last year. Net income for the first nine months of fiscal 2006 was $5,447,000 or $1.77 per diluted share, an increase of $50,000 or .9% compared to $5,397,000 or $1.78 per diluted share for the period last year.

Net income for the quarter and nine months was reduced by $649,000 ($.21 per diluted common share) of vacation expense that was not previously accrued. The Company recorded a liability of $1,055,000 in the third quarter of 2006 by a non-cash charge to earnings before income taxes to reflect the Company's obligation for vacation pay. In prior years, the Company did not accrue for this liability but made a determination that the accrual was not material to the Company's financial statements.

Third Quarter Operating Results. For the third quarter of fiscal 2006, consolidated revenues were $37,611,000, an increase of $4,505,000 or 13.6% over the same quarter last year.

Transportation segment revenues were $32,435,000 in the third quarter of 2006, an increase of $3,797,000 or 13.3% over the same quarter last year. Fuel surcharges accounted for $1,653,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 6.1%, reflecting better pricing for our services. Revenue miles in the current quarter were up 1.7% compared to the third quarter of 2005 and were hindered by low driver availability.

Real Estate segment revenues for the third quarter of fiscal 2006 were $5,176,000, an increase of $708,000 or 15.8% over the same quarter last year. Lease revenue from developed properties increased $642,000 or 23.1%, due to an increase in occupied square feet resulting from the completion of a pre-leased 145,180 square foot building in July 2005 along with higher rental rates on new leases and higher average occupancy. Royalties from mining operations increased $66,000 as a result of increased royalties per ton.

Consolidated gross profit was $7,340,000 in the third quarter of fiscal 2006 compared to $6,852,000 in the same period last year, an increase of 7.1%. Gross profit in the transportation segment increased $79,000 or 1.9%, primarily due to improved pricing, operating efficiencies and increased miles partially offset by $712,000 of vacation expense not previously accrued as compared to the same quarter last year. Gross profit in the real estate segment increased $409,000 or 15.7% from the third quarter of 2005, due to the increased revenues partially offset by costs associated with increased square footage leased, increased staffing to facilitate portfolio expansion and $82,000 of vacation expense not previously accrued.


                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Selling,  general and administrative expenses increased  $725,000  over the  same quarter last year.  The increase included $192,000 of  stock-
based   compensation,  $179,000  of  audit  fees   and   Sarbanes-Oxley
compliance work and $261,000 of vacation expense not previously accrued. SG&A expense was 8.7% of revenue for the third quarter of fiscal 2006 compared to 7.7% for the same period last year.

Nine  Months  Operating Results. For the first nine  months  of  fiscal
2006,   consolidated  revenues  were  $108,595,000,  an   increase   of
$12,011,000 or 12.4% over the same period last year.

Transportation segment revenues were $93,080,000 in the first nine months of 2006, an increase of $9,911,000 over the same period last year. Fuel surcharges accounted for $5,043,000 of the increase. Excluding fuel surcharges, revenue per mile increased 6.2%, reflecting better pricing for our services. Revenue miles for the nine months were flat compared to the first nine months of 2005 and were hindered by low driver availability.

Real  Estate segment revenues for the first nine months of fiscal  2006 were $15,515,000, an increase of $2,100,000 or 15.7% over the same period last year. Lease revenue from developed properties increased $1,690,000 or 19.1%, due to a 13.5% increase in occupied square feet resulting from the leasing of a 74,600 square foot building in January 2005 and the completion of a pre-leased 145,180 square foot building in July 2005 along with higher rental rates on new leases and higher average occupancy. Royalties from mining operations increased as a result of higher royalties per ton.

Consolidated gross profit was $20,959,000 in the first nine months of fiscal 2006 compared to $18,528,000 in the same period last year, an increase of 13.1%. Gross profit in the transportation segment increased $1,727,000 or 15.9%, primarily due to improved pricing partially offset by $712,000 of vacation expense not previously accrued as compared to the same period last year. Gross profit in the real estate segment increased $704,000 or 9.2% over the same period in 2005 due to the increased revenues partially offset by costs associated with increased square footage leased, increased staffing and professional fees and $82,000 of vacation expense not previously accrued

Selling, general and administrative expenses increased $1,919,000 over the same period last year. The increase included $778,000 from stock compensation, $287,000 of increased compensation and benefits primarily due to additional support staff, $223,000 of audit fees and Sarbanes-Oxley compliance work, $146,000 of higher incentive compensation accrual related to management performance objectives and $261,000 of vacation expense not previously accrued. SG&A expense was 8.5% of revenue for the first nine months of fiscal 2006 compared to 7.5% for the same period last year.

Summary and Outlook. The Company's real estate development business has continued to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. The Company continues to explore opportunities for development of various properties owned by the Company, including certain properties leased by the Company to FRI. Freight-hauling demands for its transportation business remain challenged by an industry-wide, tight driver availability. Continuing volatile crude oil and diesel fuel price fluctuations remain likely to impact operating margins.

Higher interest rates, a slowing national housing market, sharply higher retail gasoline prices and forecasts for decreased GDP activity could temper market strength within both transportation and real estate. The Company will use periods of diminished economic activity to prospect for sound, long-term value opportunities.

                               Continued

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements.
These   include  general  business  conditions;  competitive   factors;
political,   economic,  regulatory  and  climatic  conditions;   driver
availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities;
ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                     Three Months     Nine Months
                                        Ended            Ended
                                      June 30          June 30
                                      -------          -------
                                    2006   2005      2006    2005
                                    ----   ----      ----    ----


 Revenues                        $37,611   33,106  $108,595  96,584
 Gross profit                    $ 7,340    6,852    20,959  18,528
 Income before income taxes      $ 3,046    3,508  $  8,857   8,845
 Net income                      $ 1,844    2,140  $  5,447   5,397
 Earnings per common share:
                        Basic        $.62     .72     $1.83    1.83
                        Diluted      $.59     .70     $1.77    1.78
 Weighted average common shares
 outstanding:
   Basic                            2,985   2,958     2,974   2,946
   Diluted                          3,105   3,040     3,085   3,026
                                               0

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               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)


                                          June 30,      September 30
                                             2006           2005
                                         ---------      ------------
 Cash and cash equivalents              $       658    $     2,966
 Accounts receivable, net                    10,851         11,731
 Other current assets                         5,373          4,872
 Property,  plant and  equipment, net       185,997        164,936
 Other non-current assets                     9,628          9,210
                                        -----------    ------------
              Total Assets              $   212,507    $   193,715
                                         ==========     ===========

 Current liabilities                    $    18,965         16,221
 Long-term     debt    (excluding            57,192         48,468
 current maturities)
 Deferred income taxes                       14,080         14,394
 Other non-current liabilities                7,039          6,731
 Shareholders' equity                       115,231        107,901
                                        -----------     ----------
      Total  Liabilities
       and Shareholders' Equity         $   212,507    $   193,715
                                         ==========     ==========





                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                 Three Months     Nine Months
                                     Ended           Ended
                                    June 30         June 30
                                 2006     2005   2006     2005
                                 ----     ----   ----     ----

Transportation Revenues        $32,435   28,638 $ 83,169  93,080
Real Estate Revenues             5,176    4,468   15,515  13,415
                               -------   ------   ------  ------

Total Revenues                 $37,611   33,106 $108,595  96,584
                                ======   ======  =======  ======


Transportation Operating
  Profit                       $ 2,097    2,059 $  5,988   4,872
Real Estate Operating Profit     3,019    2,610    8,351   7,646
Corporate Expenses              (1,062)    (378)  (2,589) (1,280)
                                ------   ------- -------- -------

Total Operating Profit        $  4,054    4,291 $ 11,750  11,238
                               =======    =====   ======  =======

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